Exhibit 99.1

For Immediate Release

Contact:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY BANK NAMES NEW CHIEF OPERATING OFFICER

SPRINGFIELD, MO–(April 23, 2010)–Shaun A. Burke, President and CEO of Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company for Guaranty Bank, is pleased to announce the addition of Mark McFatridge as Executive Vice President, Chief Operating Officer for Guaranty Bank.  In this new position, McFatridge will be responsible for the strategic oversight, development, and direction of the administrative functions of the bank.  Executive Vice President Carter Peters, who has filled dual roles at Guaranty Bank as both Chief Financial Officer and Chief Operating Officer, remains Chief Financial Officer of the company.

“Guaranty Bank has grown significantly over the last several years and the operating, economic and regulatory environments have changed dramatically,” said Burke.  “Our Board of Directors see tremendous opportunities ahead in light of an improving economy and believe this additional investment in key personnel is critical to achieving our strategic goals and maximizing shareholder value. We are poised to take our banking services and performance to the next level.”

McFatridge has over 16 years of banking experience and was most recently President and COO at OakStar Bank.  Prior to that, he was with Regions Financial Corporation serving in the positions of Market President for the Community Banks of Missouri and Western Kentucky and Chief Administrative Officer and Chief Financial Officer, Midwest Banking Region.

Burke added, “Mark has an impressive financial services background and he will be a great addition to our leadership team.  He will immediately begin working on enhancing revenue sources, developing new business development strategies, and insuring that we continue to deliver exemplary service and  competitive products to  maximize opportunities in the marketplace.”

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; and fluctuation in inflation.

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